Exhibit 4.33

EXECUTION VERSION

BORROWER PLEDGE AND CESSION

1.	As security for the obligations (the “Secured Indebtedness”) which

BUSINESS VENTURE INVESTMENTS NO. 1688 PROPRIETARY LIMITED

(Registration No. 2012/030648/07)

a limited liability company duly registered and incorporated in accordance with the laws of South Africa

(the “Pledgor”)

at present has and may from time to time in the future have or incur to

HARMONY GOLD MINING COMPANY LIMITED

(Registration No. 1950/038232/06)

a limited liability company duly registered and incorporated in accordance with the laws of South Africa

(the “Lender” and together with the Pledgor, collectively hereinafter the “Parties” and each of them a “Party” as the context may require)

to pay all amounts due from time to time by the Pledgor under a term loan facility agreement (the “Term Facility Agreement”) entered into on or about the date hereof between the Lender (as lender) and the Pledgor (as borrower) and the other Transaction Documents (as such term is defined in the Term Facility Agreement) to which it is party, the Pledgor pledges and cedes in securitatem debiti to the Lender with effect from the Closing Date (as such term is defined in the Term Facility Agreement) –

1.1.	the Pledged Shares (as defined in Annexure A), and any capitalisation shares which may be issued on account of the holding of such shares and any rights and proceeds of any rights to subscribe for shares or other rights attaching to such shares (including, without limitation, any distribution in specie) and any proceeds arising from the disposal of such shares or such proceeds or other rights or an election to receive cash in respect of such shares, including, without limitation, any ordinary or preference shares in the issued share capital of the Company (as defined in Annexure A) from time to time issued to the Pledgor as well as its rights to receive from the Company any dividends or other distributions in respect of such shares;

1.2.	all rights to any bank account into which the proceeds contemplated in clauses 1.1 and 1.3 hereof and any repayment of Ceded Claims (as defined below) may from time to time be paid; and

1.3.	all claims of whatsoever nature and howsoever arising which the Pledgor at present has, and may from time to time have, against the Company, including, without limitation, any claim which it may from time to time have against the Company in respect of monies owing by the Company to it under a Shareholder Loan Agreement (as such term is defined in the Term Facility Agreement), its loan account, if any, as well as in respect of any unpaid dividends or other distributions (the “Ceded Claims”) and, which together with (a) the Pledged Shares and (b) the rights to any bank account referred to in clause 1.2 hereof and (c) all other rights and interests ceded in terms of this clause 1.3, constitute the “Collateral”, all on the terms and conditions contained in this pledge and cession (this “Pledge and Cession”).

2.	In this Pledge and Cession, unless the context otherwise requires, capitalised terms and expressions not otherwise defined shall bear the meanings given to them in the Term Facility Agreement (whether directly or by incorporation by reference).

3.	By no later than the Closing Date, the Pledgor shall deliver to the Lender, in respect of its Pledged Shares –

3.1.	the share certificates accompanied by undated share transfer declarations in respect thereof duly signed by the registered holder/s of the Pledged Shares and in blank as to transferee;

3.2.	a certified copy of a resolution passed by the directors of the Company irrevocably acknowledging and approving the pledge and cession of the Collateral and the transfer of the Collateral to any transferee; and

3.3.	such other consents or authorities as may be required for the transfer of the Pledged Shares or any of them to any transferee.

4.	Should any of the Pledged Shares which are certificated as of the date of this Pledge and Cession at any time in the future be dematerialised, then the Pledgor shall forthwith, upon the happening of that event, deliver to the Lender a written acknowledgement signed by or on behalf of the relevant central securities depository participant, confirming and specifying (to the Lender’s satisfaction) -

4.1.	the Pledgor’s ownership of the Pledged Shares and that such shares are held by the relevant central securities depository participant;

4.2.	the entry, in accordance with the applicable rules, of this Pledge and Cession in favour of the Lender in the Pledgor’s securities account kept by or on behalf of the relevant central securities depository participant in respect of the Pledged Shares;

4.3.	that the relevant central securities depository participant will not remove the entry referred to in clause 4.2 from the relevant securities account nor will the Pledged Shares be transferred to a third party without the written consent of the Lender, acting on the instructions of the Lender, first having been obtained; and

4.4.	no other security cession or pledge was noted against the Pledged Shares at any time that the entry referred to in clause 4.2 was made against the relevant securities account,

and in the event that the Lender is entitled to exercise its rights in terms of this Pledge and Cession, the Pledgor will instruct the relevant central securities depository participant to transfer the Pledged Shares to the Lender (or its nominee) by effecting the necessary entries into the relevant securities account; in the event of the Pledgor not giving the necessary instruction as aforesaid, the Pledgor irrevocably nominates constitutes and appoints the Lender (or its nominee) as its lawfully appointed attorney and agent, with full power and authority, to do all such things as necessary to give effect to the provisions of this clause 4, and in particular to instruct the relevant central securities depository participant to transfer the shares to the Lender (or its nominee).

5.	Without in any way limiting or derogating from any other provision hereof, if at any time hereafter any shares in the capital of the Company are issued to or acquired by the Pledgor for any reason whatsoever, including, without limitation, any other class of shares (howsoever described) which are issued by the Company to the Pledgor, then the documents of title evidencing any such shares shall be delivered to the Lender (mutatis mutandis in accordance with clause 3 hereof) accompanied by undated share transfer declarations in respect thereof duly signed by the registered holder/s thereof and in blank as to transferee, together with certified copies of such other irrevocable resolutions, consents and authorities as may be required for the transfer of such Pledged Shares. If such shares are dematerialised, the Pledgor shall forthwith comply with the provisions of clause 4 (mutatis mutandis) in respect of such shares.

6.	All bonus or new shares which may from time to time accrue in respect of the Pledged Shares shall accrue to and be taken up by the Pledgor and the certificates in respect thereof, together with duly signed and currently dated share transfer declarations in respect thereof in blank as to transferee, shall be delivered to the Lender (mutatis mutandis in accordance with clause 3 hereof) and shall be subject in all respects to the terms and conditions of this Pledge and Cession or, if such further shares are dematerialised, the Pledgor shall procure that they become subject to this Pledge and Cession and, in particular, the arrangements contemplated in clause 4 mutatis mutandis. All rights and proceeds accrued, earned or attaching to any such bonus or new shares from time to time are hereby ceded in securitatem debiti to the Lender mutatis mutandis in accordance with the provisions of clause 1 hereof and shall form part of the Collateral for all purposes in terms hereof.

7.

7.1.	Any distribution in specie which may from time to time accrue in respect of the Pledged Shares shall accrue to and be taken up by the Pledgor and if –

7.1.1.	such distribution in specie consists of certificated shares, the certificates in respect thereof, together with duly signed and currently dated share transfer declarations in respect thereof in blank as to transferee, shall be delivered to the Lender (mutatis mutandis in accordance with clause 3 hereof) and shall be subject in all respects to the terms and conditions of this Pledge and Cession;

7.1.2.	such distribution in specie consists of dematerialised shares, a written acknowledgement, signed by or on behalf of the relevant central securities depository participant, shall be delivered to the Lender (mutatis mutandis in accordance with clause 4 hereof); and

7.1.3.	such distribution in specie consists of any other asset, such asset shall be delivered to the Lender and shall be subject in all respects to the terms and conditions of this Pledge and Cession.

7.2.	All rights and proceeds accrued, earned or attaching to any such distribution in specie from time to time are hereby ceded in securitatem debiti to the Lender mutatis mutandis in accordance with the provisions of clause 1 hereof and shall form part of the Collateral for all purposes in terms hereof.

8.	All shares required to be delivered to the Lender from time to time in accordance with the provisions of this Pledge and Cession shall comprise Pledged Shares for all purposes in terms of this Pledge and Cession.

9.	If at any time during the currency of this Pledge and Cession, any Event of Default occurs and is continuing the Lender shall be entitled, and the Pledgor hereby authorises the Lender irrevocably and in rem suam without further authority or consent of any nature whatsoever required from the Pledgor, unless required by applicable law, without first obtaining an order of court -

9.1.	to convene general meetings of the Company for any purpose whatsoever including, without limitation, for the purpose of removing the directors of the Company appointed by the Pledgor as a result of the holding of the Pledged Shares and to appoint in their stead such persons as directors as the Lender in its sole and absolute discretion deems fit; and/or

9.2.	to give special notice of an intention to pass any resolution which requires special notice under the Companies Act and to consent to short notice of or to waive notice of any general meeting of the Company; and/or

9.3.	to attend any general meeting of shareholders of the Company as the Pledgor’s proxy or representative, to exercise any voting rights attaching to the Pledged Shares or any of them in such manner as it may in its sole and absolute discretion deem fit, and to represent the Pledgor in all respects at any such meeting; and/or

9.4.	to procure the registration of all or any of the Pledged Shares into its name or the name of its nominee, or any other person, and to exercise any voting rights attaching thereto in such manner as it may in its sole and absolute discretion deem fit; and/or

9.5.	to receive all dividends or other distributions or payments paid from time to time on account of the Collateral which dividends and other payments and distributions shall, if irrevocably received and retained by the Lender, be applied in pro tanto discharge of the Pledgor’s liability to the Lender in respect of the Secured Indebtedness; and/or

9.6.	whether after registration of the Pledged Shares into its name or the name of its nominee or any other person or without such registration, to realise the Collateral either by public auction or by private treaty, in the latter case on reasonable notice to the Pledgor not exceeding 7 (seven) days, as the Lender may deem fit, and/or, at the Lender’s election, to take over the Collateral at a fair value which, in the absence of agreement, shall be determined by an independent accountant agreed to by the Parties or, failing agreement, appointed by the President for the time being of the South African Institute of Chartered Accountants (or the successor body thereto) (which independent accountant shall act as an expert and not as an arbitrator and shall determine the liability for its charges which will be paid accordingly) provided that if any determination is manifestly unjust, and the court exercises its general power, if any, to correct such determination, the Parties shall be bound thereby, and to pro tanto apply the net proceeds of the sale (after all expenses of realisation) to, or set off the purchase price payable by it for the Collateral against the Pledgor’s indebtedness to the Lender in respect of the Secured Indebtedness on the basis that any excess on realisation or any balance owing to the Pledgor, as the case may be, will be paid to the Pledgor and any shortfall will remain as a debt due by the Pledgor to the Lender; and/or

9.7.	to convey valid title in the Collateral to any purchaser thereof (including the Lender); and/or

9.8.	to give notice of the cession to the Company and/or to recover the amount of the Ceded Claims or other sums forming part of the Collateral directly from it; and/or

9.9.	to institute such legal proceedings or other action as the Lender in its sole and absolute discretion may deem fit on behalf and in the name of the Pledgor in respect of the Collateral, and to proceed to the final end and determination thereof; and/or

9.10.	to take all such further or other steps as the Lender may consider necessary to deal with the Collateral.

10.	If at any time the Lender becomes entitled to exercise its rights under clause 9, the Pledgor hereby authorises and appoints the Lender irrevocably and in rem suam as the Pledgor’s attorney and agent in the Pledgor’s name, place and stead to sign and execute -

10.1.	any proxy in favour of the Lender or its nominee to enable the Lender to exercise any voting rights attaching to the Pledged Shares or any of them; and

10.2.	such documents as may be necessary -

10.2.1.	in order to render the Pledged Shares or any of them negotiable including, without limitation, the signature of share transfer declarations;

10.2.2.	to receive payment of the purchase price of the Collateral; and/or

10.2.3.	to enable the Lender to exercise any of the rights granted to it herein.

11.	The Pledgor undertakes that until the full, final and irrevocable discharge of all obligations owing by the Pledgor to the Lender hereunder, under the Term Facility Agreement and under the other Transaction Documents and, save as contemplated in the Transaction Documents or save as otherwise agreed in writing by the Lender, it will not sell, grant any further cession, encumber or otherwise Dispose of the Collateral.

12.	A certificate signed by any director or manager of the Lender reflecting the amount of -

12.1.	the Pledgor’s indebtedness to such Lender in respect of the Secured Indebtedness; and

12.2.	any costs or expenses incurred by the Lender in the exercise of its rights herein and the net proceeds of any realisation of the Collateral,

shall be presumed to be correct, unless the contrary be proved.

13.	The Lender shall not be -

13.1.	obliged to take any steps which it is authorised or entitled to take or exercise any rights granted to it herein; and

13.2.	liable to the Pledgor for any loss or damage (whether directly or indirectly, consequential or otherwise), fines, Taxes or other fiscal charges or penalties or claims which the Pledgor may suffer or sustain as a consequence, directly or indirectly, of -

13.2.1.	the Lender exercising any of its rights under this Pledge and Cession, save in respect of the gross negligence or wilful misconduct of the Lender;

13.2.2.	any omission or delay by the Lender including any delay in exercising any of its rights hereunder or its failure to insure or protect the Pledgor’s interests in the Collateral in any way; or

13.2.3.	the loss or destruction of any documents delivered by the Pledgor to the Lender in terms of this Pledge and Cession.

14.	The provisions of this Pledge and Cession shall be and continue to be of full force and effect and binding on the Pledgor notwithstanding -

14.1.	the Lender agreeing with the Pledgor, any variation or departure (however substantial) of or from the Term Facility Agreement or any other Transaction Document so that any such variation or departure shall, whatever its nature, be binding upon the Pledgor in all circumstances, notwithstanding that it may increase or otherwise affect the liability of the Pledgor; or

14.2.	the Lender releasing or granting any time or any indulgence whatsoever to the Pledgor under the Term Facility Agreement or any other Transaction Document or any contravention by the Pledgor of the Term Facility Agreement or any other Transaction Document, or entering into any transaction or arrangements whatsoever with or in relation to the Pledgor and/or any third party; or

14.3.	the Lender taking, accepting, varying, dealing with, enforcing, abstaining from enforcing, surrendering or releasing any security for the obligations secured hereby in such manner as they think fit, or claiming, proving for, accepting or transferring any payment in respect of such obligations in any composition by, or sequestration of, the Pledgor and/or any third party or abstaining from so claiming, proving, accepting or transferring; or

14.4.	the winding up, dissolution, administration, reorganisation or placement under supervision for business rescue proceedings of the Lender or the Pledgor or any change in their respective status, function, control or ownership; or

14.5.	any of the obligations of the Pledgor under the Term Facility Agreement and/or any other Transaction Document being or becoming illegal, invalid, unenforceable or ineffective in any manner or respect whatsoever; or

14.6.	any time or other indulgence being granted or agreed to be granted to the Pledgor under the Term Facility Agreement and/or any other Transaction Document; or

14.7.	any amendment to, or any variation, waiver or release of any of the obligations of the Pledgor under the Term Facility Agreement and/or any other Transaction Document; or

14.8.	any other act, event or omission which, but for this clause 14, might operate or might otherwise have operated to discharge, impair or otherwise affect any of the obligations of the Pledgor herein contained or any of the rights, powers or remedies conferred upon the Lender, whether by the Term Facility Agreement, the other Transaction Documents or by applicable law.

15.

The liabilities and obligations of the Pledgor under this Pledge and Cession shall remain in force notwithstanding any settlement of account, act, omission, neglect, event or matter whatsoever, and in particular but without limitation, shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the liabilities and obligations of the Pledgor under the Term Facility Agreement or any other Transaction Document. Without prejudice to its generality, the foregoing shall apply in relation to anything which would have discharged the Pledgor (wholly or in part) or which would have afforded the Pledgor with any legal or equitable defence, and in relation to any winding up, sequestration, dissolution or placement under supervision for business rescue proceedings of, or any change in constitution or corporate identity or loss of corporate identity by the Pledgor (if applicable) or any other person.

16.	The Pledgor shall be entitled to cancel this Pledge and Cession and to the return of the Pledged Shares together with documents rendering them negotiable when the Secured Indebtedness has been fully, finally and irrevocably extinguished and discharged.

17.	The Pledgor shall render to the Lender such assistance as the Lender may require for the purposes of enforcing its rights in respect of the Collateral and/or to prove the amount of the Ceded Claims or any portion thereof.

18.

18.1.	The Pledgor, on each day that this Pledge and Cession is in force:

18.1.1.	warrants and represents that it is and will remain the sole and beneficial owner of the Collateral to the exclusion of all others and no person (other than the Lender) has an option or right of refusal over the Collateral;

18.1.2.	warrants and represents that the Collateral pledged and ceded to the Lender under this Pledge and Cession has not been pledged and/or ceded (either outright or as security), discounted, factored, mortgaged under notarial bond or otherwise, or otherwise disposed of or hypothecated, nor has it been subject to any other rights in favour of any person;

18.1.3.	warrants and represents that it has the power, authority and legal right to sign and perform this Pledge and Cession;

18.1.4.	warrants and represents that all obligations undertaken by it under this Pledge and Cession constitute its legal, valid and binding obligations enforceable against it in accordance with the terms of this Pledge and Cession, and that the constitutional documents of the Company do not place any limitations or restrictions on the Pledgor to pledge and cede the Collateral as provided for in this Pledge and Cession other than such consents as have been obtained prior to the Closing Date;

18.1.5.	warrants and represents that its entry into the Term Facility Agreement and this Pledge and Cession and the fulfilment of its obligations in accordance with the terms thereof and hereof do not contravene any applicable law or any contractual obligation binding on it; and

18.1.6.	save as expressly contemplated by, and subject to the provisions of the Term Facility Agreement and this Pledge and Cession, acknowledges that it may not pledge, cede, assign or transfer or in any other manner create any Security whatsoever, or allow any Security whatsoever to be created, over or deal with the Collateral without the prior written consent of the Lender.

18.2.	Should the Collateral be subject to any right in breach of the representation and warranty in clause 18.1.2 then, without prejudice to any other rights that the Lender may have, any reversionary or other interests the Pledgor may have in the Collateral are also ceded to the Lender and if the holder of that cession or right is entitled to possession of any of the documents referred to in clause 3, and it exercises that right, then the Pledgor shall deliver photocopies of the documents to the Lender, and as soon as the holder of that cession or right ceases to be entitled to possession or gives up possession, the Pledgor shall deliver the relevant documents to the Lender. Without in any way limiting or derogating from the foregoing, the Pledgor acknowledges and agrees that the Lender shall be entitled to receive payment from such prior cessionary of such amounts as such prior cessionary shall receive in excess of the sums due to them by the Pledgor.

18.3.	It is recorded that the Lender has entered into the Term Facility Agreement and the Transaction Documents on the strength of and relying on, inter alia, the warranties and representations in this clause 18, each of which shall be deemed to be separate warranties and representations, given without prejudice to any other warranty or representation, and deemed to be material representations inducing the Lender to enter into the Term Facility Agreement and the other Transaction Documents.

19.	This Pledge and Cession is in addition to and not in substitution for any other security held or hereafter to be held by the Lender from any party in connection with the Secured Indebtedness, or otherwise and the Lender shall, without prejudice to their rights hereunder, be entitled to release any such additional security held by them.

20.	The Pledgor hereby renounces the legal benefits and exceptions of excussion, division, non numeratae pecuniae and non causa debiti, the Pledgor declaring itself to be fully acquainted with the full meaning and effect of this renunciation.

21.	This Pledge and Cession shall be governed by and construed in accordance with the laws of South Africa.

22.	The Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the High Court of South Africa (South Gauteng High Court, Johannesburg) (or any successor to that division) in regard to all matters arising from this Pledge and Cession.

23.	Each provision in this Pledge and Cession is severable from all other provisions, notwithstanding the manner in which they may be linked together or grouped grammatically, and if in terms of any judgment or order, any provision, phrase, sentence, paragraph or clause is found to be defective or unenforceable for any reason, the remaining provisions, phrases, sentences, paragraphs and clauses shall nevertheless continue to be of full force. In particular, and without limiting the generality of the aforegoing, the Parties hereto acknowledge their intention to continue to be bound by this Pledge and Cession notwithstanding that any provision may be found to be unenforceable or void or voidable, in which event the provision concerned shall be severed from the other provisions, each of which shall continue to be of full force. The Parties agree that in such event, and insofar as may be available under applicable law, to substitute valid, legal and enforceable provisions for the invalid, illegal or unenforceable provisions so as to implement the intention of the Parties hereto to the extent legally possible.

24.

24.1.	The Parties choose as their addresses for notices for all purposes under this Pledge and Cession, whether in respect of court process, notices or other documents or communications of whatsoever nature, the addresses set out in the Term Facility Agreement.

24.2.	Any notice or communication required or permitted to be given in terms of this Pledge and Cession shall be valid and effective only if in writing but it shall be competent to give notice by hand delivery, courier or facsimile.

24.3.	Any Party may by notice to the other Parties change the physical address chosen as its address for notices to another physical address in Gauteng, South Africa or its facsimile number, provided that the change shall become effective vis-à-vis that addressee on the 14th (fourteenth) Business Day from the deemed receipt of the notice by the addressee.

24.4.	Any notice to a Party –

24.4.1.	delivered by hand to a responsible person during ordinary business hours at the physical address chosen as its address for notices shall be deemed to have been received on the day of delivery; or

24.4.2.	sent by facsimile to its chosen facsimile number stipulated against its name in the Term Facility Agreement, shall be deemed to have been received on the date of despatch (unless the contrary is proved).

24.5.	Notwithstanding anything to the contrary herein contained, a written notice or communication actually received by the Pledgor shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen address for notices.

25.	No amendment or variation of, addition to, deletion from, or consensual cancellation of this Pledge and Cession or any provision or term thereof and no extension of time, waiver or relaxation of any of the provisions or terms of this Pledge and Cession shall bind the Lender unless recorded in a written document signed by the Parties. Any such extension, waiver or relaxation which is so given or made shall be construed as relating strictly to the matter in respect whereof it was made or given.

26.	No extension of time or waiver or relaxation of any of the provisions of this Pledge and Cession shall operate as an estoppel against the Lender in respect of its rights hereunder nor shall it operate so as to preclude the Lender thereafter from exercising its rights strictly in accordance with this Pledge and Cession.

27.

27.1.	The Lender shall be entitled on written notice to but without the consent of the Pledgor (and without notice following the occurrence of an Event of Default which is continuing) to assign or otherwise transfer all or any of its rights and/or obligations under this Pledge and Cession to any party to whom it cedes or delegates it rights and/or obligations under the Term Facility Agreement subject to and in accordance with the provisions thereof. The Pledgor hereby unconditionally and irrevocably consents to the splitting of all ordinary claims against it hereunder (both known and unknown as of any date, present and future, actual and contingent) which may result from such assignment or transfer.

27.2.	The Pledgor shall not be entitled to cede any of its rights nor delegate any of its obligations in terms of this Pledge and Cession to any person without the prior written consent of the Lender.

28.	The Pledgor undertakes to pay on first demand all costs and expenses of whatsoever nature incurred by the Lender in exercising or enforcing any of its rights hereunder together with the costs of and incidental to the transfer of the Pledged Shares, including, without limitation, any transfer duty or securities transfer Tax which may be payable in connection therewith.

29.	This Pledge and Cession may be executed in one or more counterparts all of which, when read together, shall constitute one and the same instrument. A facsimile shall constitute a valid counterpart for all purposes hereunder.

30.	The Pledgor acknowledges that it has been free to secure independent legal and other advice as to the nature and effect of all the provisions of this Pledge and Cession and that it has either taken such independent legal and other advice or dispensed with the necessity of doing so. Further, the Pledgor acknowledges that all of the provisions of this Pledge and Cession have been negotiated as between it and the Lender and are part of the overall intention of the Parties in connection with this Pledge and Cession.

As witnessed by the duly authorised representatives of the parties hereto

Signed for and on behalf of:

Business Venture Investments No. 1688 Proprietary Limited

/s/

Name: M.M. Mokuena

Title: Director

Witness: /s/

Date: 20/03/2013

Accepted the benefits hereof:

Signed for and on behalf of:

Harmony Gold Mining Company Limited	Harmony Gold Mining Company Limited
(in its capacity as lender)	(in its capacity as lender)

/s/	/s/

Name: Graham Briggs	Name: Graham Briggs

Title: Director	Title: Director

Witness: /s/	Witness: /s/

Date: 20/03/2013	Date: 20/03/13

Annexure A

For the purposes of this Pledge and Cession –

1.	“Company” means Business Venture Investments No 1692 Proprietary Limited (Registration No. 2012/041001/07), a limited liability company duly registered and incorporated in accordance with the laws of South Africa;

2.	“Pledged Shares” means 3 (three) ordinary shares in the issued share capital of the Company (comprising 3% (three per cent) of the entire ordinary issued share capital of the Company, together with any shares in the capital of the Company that may hereafter be acquired by the Pledgor for any reason.